Exhibit 99.1

FOR IMMEDIATE RELEASE
COMPANY CONTACT:	PRESS CONTACT:
Kristina McMenamin W. P. Carey & Co. LLC 212-492-8995 kmcmenamin@wpcarey.com	Guy Lawrence Ross & Lawrence 212-308-3333 gblawrence@rosslawpr.com
Trevor P. Bond Elected President and Chief Executive Officer
of W. P. Carey
NEW YORK, NY — September 22, 2010 — Investment firm W. P. Carey & Co. LLC (NYSE: WPC) announced today that Trevor P. Bond has been unanimously elected by the Board of Directors as President and Chief Executive Officer.
Mr. Bond has served as interim Chief Executive Officer since July 2010. He has been a director of the Company since 2007 and served as a director of several of the Company’s CPA® REIT programs from 2005 to 2007. He has over 25 years of experience in several sectors, including finance, development, investment and asset management across a range of property types, as well as direct experience in Asia. Mr. Bond has been the managing member of Maidstone Investment Co., LLC since 2002, a private investment vehicle investing in real estate limited partnerships. Previously, he served in several capacities for Credit Suisse First Boston from 1992 to 2002, where he was co-founder of CSFB’s Real Estate Equity Group, which managed approximately $3 billion of real estate assets. Prior to CSFB, he served as an associate to the real estate and finance departments of Tishman Realty & Construction Co. and Goldman, Sachs & Co. in New York. Mr. Bond received an M.B.A. from Harvard University.
Wm. Polk Carey, Chairman of W. P. Carey & Co., said, “In Trevor we are fortunate to have a CEO who not only brings to this role extensive management experience and industry-wide knowledge, but a thorough background on our business and our people. Having served as a Director of W. P. Carey and several of our CPA® REITs, as well as a member of our independent Investment Committee, he comes into this position with deep knowledge of our corporate culture and our long term commitment to our investors and tenants. On behalf of our Board and myself, I am pleased to welcome him to this position.”
Mr. Bond said, “Having been on the board for several years, I have had the opportunity to work with W. P. Carey’s first-rate management team for some time. Since becoming interim CEO a few months ago, however, I’ve gained an even greater appreciation for the balanced strength of this organization and the quality of our people at all levels—which is complementary to and consistent with the caliber of our Board. We really benefit from the deep financial and investment industry experience embodied by this group. Although the economic environment will continue to be challenging, we believe we are well positioned to continue our success and maintain the tradition of excellence that has been emblematic of W. P. Carey throughout its history.”

W. P. Carey & Co. LLC (NYSE: WPC) is an investment management company that provides long term financing to companies worldwide via sale leaseback and build to suit transactions and manages a global investment portfolio of approximately $10 billion. Publicly traded on the New York Stock Exchange (WPC), W. P. Carey and its CPA® series of income generating, non-traded REITs help companies and private equity firms unlock capital tied up in real estate assets. The W. P. Carey Group’s investments are highly diversified, comprising contractual agreements with approximately 275 long-term corporate obligors spanning 28 industries and 16 countries. http://www.wpcarey.com
This press release contains forward-looking statements within the meaning of the Federal securities laws. A number of factors could cause the Company’s actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact the Company, reference is made to the Company’s filings with the Securities and Exchange Commission.